Exhibit 99.1

Venaxis Closes Underwritten Public Offering,
Including Full Over-Allotment

Castle Rock, CO, May 30, 2013 – Venaxis, Inc. (Nasdaq:  APPY), an in vitro diagnostic company focused on obtaining FDA clearance and commercializing its rapid, protein biomarker-based appendicitis test, APPY1, today announced the closing of its previously announced underwritten public offering.  The underwriter fully exercised its option to purchase additional shares of common stock and related warrants to cover over-allotments, resulting in the sale of 11,500,000 shares of common stock and related warrants to purchase up to 4,025,000 shares of common stock, at an exercise price of $1.36 per share, at a combined public offering price of $1.25 per share and related warrant.  The gross proceeds to Venaxis from this offering were approximately $14.4 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Venaxis and excluding the proceeds, if any, from the exercise of warrants.

Piper Jaffray & Co. acted as sole manager for the offering.

Venaxis anticipates using the net proceeds from the offering for working capital and other general corporate purposes, including funding for further clinical development, seeking FDA clearance for APPY1, and for initial commercialization of APPY1 in the U.S. and the E.U.

“The closing of this offering is a significant milestone for Venaxis,” stated Steve Lundy, President and CEO.  “We now have the funds to complete the FDA’s clearance process and implement initial commercial milestones necessary to bring the APPY1 test into the hands of hospitals and clinicians in the United States and Europe.  We look forward to continuing to execute our commercial plan, which currently includes focused market development activities in Europe, where APPY1 is CE Marked, as well as in the U.S., where we anticipate completing the pivotal clinical trial in late 2013 and thereafter filing for FDA clearance.”

This offering was made pursuant to a final prospectus relating to the offering that was filed with the Securities and Exchange Commission on May 24, 2013.  Copies of the final prospectus relating to the offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov, or from the underwriters at Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at 800-747-3924 or email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Venaxis, Inc.

Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its rapid, protein biomarker-based appendicitis test, APPY1.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  APPY1 is CE marked in Europe and is being developed in the U.S. initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for APPY1 is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC").  All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis.  Investors are cautioned that any such statements are not guarantees of future performance.  Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the APPY1 test required for FDA submission, obtain FDA clearance or approval, maintain CE marking, cost effectively manufacture and generate revenues from the APPY1 test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets.  Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including the prospectus filed on May 24, 2013.